EXHIBIT 5.1

                     Farella, Braun & Martel
                        Attorneys at Law
                    Russ Building, 30th Floor
                      235 Montgomery Street
                    San Francisco, CA  94104
                         (415) 954-4400
                       Fax: (415) 954-4480

                        November 23, 1994
VIA ELECTRONIC FILING

PLM International, Inc.
One Market Plaza
Market Street Tower, Suite 900
San Francisco, CA  94105-1301

     Re:  Registration Statement on Form S-2
          Registration of 165,000 Shares of Common Stock

Ladies and Gentlemen:

     We have acted as counsel for PLM International, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, by the Company of 165,000 shares of the Company's common stock, $.01 par value (the "Common Stock"), pursuant to the Company's Registration Statement on Form S-2 dated November 23, 1994, filed by the Company with the Securities and Exchange Commission (the "Registration Statement").

     Based on such investigation as we deemed necessary for purposes of this opinion, we are of the opinion that the shares of Common Stock have been duly and validly authorized by the Company, and such shares, when issued as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus constituting a part of the Registration Statement.


                                   Very truly yours,

                                   FARELLA, BRAUN & MARTEL

                                   /s/FARELLA, BRAUN & MARTEL
MPG:ap
07574\94112103